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                                                                Exhibit (10)(f)





                              EMPLOYMENT AGREEMENT

         This Agreement made by and between FRISCH'S RESTAURANTS, INC., an Ohio corporation, hereinafter referred to as "CORPORATION", and CRAIG F. MAIER, hereinafter referred to as "MAIER", WITNESSETH:

         WHEREAS, Maier is the President and Chief Executive Officer of the Corporation; and

         WHEREAS, the Corporation and Maier agree that Maier's compensation should be highly variable based upon the Corporation's performance, so that Maier's compensation will be substantial if the Corporation attains its performance goals but if the Corporation fails to reach its performance goals, his compensation will be significantly below what the chief executive officer of a comparable company would receive;

         WHEREAS, Maier has been employed by the Corporation pursuant to an employment agreement dated May 8, 1995 which expires on June 3, 2000;

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties do hereby agree upon the terms and conditions of this Employment Agreement which shall become effective as of June 4, 2000.

         1. EMPLOYMENT. The Corporation agrees to employ Maier and Maier agrees to serve the Corporation upon the terms and conditions hereinafter set forth.

         2. TERM. The employment of Maier hereunder shall be for a period of three (3) fiscal years commencing June 1, 2000 and ending May 31, 2003.

         3. DUTIES. Maier agrees to serve the Corporation and any and all of its subsidiaries and divisions faithfully and to the best of his ability as its President and Chief Executive Officer under the direction of the Board of Directors, devoting (except as otherwise permitted in paragraph 6) his entire business time, energy and skill to such employment and performing from time to time such other services and acting in such other office or capacity as the Board of Directors shall request or direct.

         4. COMPENSATION.

                  (a) BASE SALARY. The Corporation agrees to pay Maier during the first fiscal year of his employment hereunder, as "BASE SALARY" for his full-time active services as an officer, the sum of Two Hundred Thirty Thousand Dollars ($230,000.00). Maier's Base Salary shall be adjusted at the beginning of the second and third years of this Agreement to reflect Fifty Percent (50%) of the latest annual change in the Consumer Price Index for All Urban Consumers ("CPI-U") published by the U.S. Department of Labor; Bureau of Labor Statistics.

                  (b) INCENTIVE COMPENSATION. In addition to his Base Salary, the Corporation shall pay Maier "INCENTIVE COMPENSATION", which shall consist of Base Incentive Compensation and Incremental Incentive Compensation (both defined below), for each fiscal year of the Corporation in which the Pre-Tax Earnings of the Corporation equal or exceed four percent (4%) of the Corporation's Sales for such year. "PRE-TAX EARNINGS" and "SALES" shall be the amounts reported to shareholders in the Corporation's annual report, but Pre-Tax Earnings shall be computed without reduction for Incentive Compensation.

                           Maier's "BASE INCENTIVE COMPENSATION" shall be one and one-half percent (1-1/2%) of the Corporation's Pre-Tax Earnings. The amount of the Base Incentive Compensation shall be reduced, if necessary, so that the Corporation's Pre-Tax Earnings, after reduction for the Base Incentive Compensation, shall not be less than four percent (4%) of the Corporation's Sales for such year.


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                                                                Exhibit (10)(f)



                           In addition, if the Pre-Tax Earnings of the Corporation equal or exceed five percent (5%) of the Corporation's Sales for such year, the Corporation shall pay Maier "INCREMENTAL INCENTIVE COMPENSATION", equal to an additional one and one-half percent (1-1/2%) of the Corporation's Pre-Tax Earnings.

                           Ninety percent (90%) of the Incentive Compensation shall be paid in cash and ten percent (10%) shall be paid in shares of the Corporation's common stock.

                           The number of shares allocated to Maier shall be determined by dividing the amount of Incentive Compensation to be paid in shares by the Average Value of the Corporation's common shares during the fiscal year for which the Incentive Compensation has been earned. The "AVERAGE VALUE" of the Corporation's shares for any fiscal year shall be the mean between the highest price at which shares were traded during such year and the lowest price.

                           Example: In the fiscal year beginning June 4, 2000, the Corporation has Sales of $165,000,000 and Pre-Tax Earnings (before calculation of Maier's Incentive Compensation) of $8,400,000. Since Pre-Tax Earnings exceed 5% of Sales, Maier has earned both Base and Incremental Incentive Compensation. Three percent of Pre-Tax Earnings equals $252,000. Ninety percent or $226,800 is payable in cash. Ten percent or $25,200 is payable in the Corporation's shares. During the fiscal year beginning June 4, 2000, the Corporation's shares traded at a high price of $15 and a low price of $10. The mean price is $12.50 per share. Maier therefore receives an award of 2,016 shares ($25,200 divided by $12.50 per share = 2,016 shares).

                                    If the Pre-Tax Earnings had been $7,425,000
         (over 4% of Sales but less than 5%), Maier would have earned Base Incentive Compensation only. One and one-half percent of Pre-Tax Earnings equals $111,375. Ninety percent is payable in cash. Ten percent is payable in the Corporation's shares.

                                    If the Pre-Tax  Earnings had been $6,666,000
         (over 4% of Sales but less than 5%), Maier would have earned Base Incentive Compensation only. One and one-half percent of Pre-Tax Earnings equals $99,990. However, if the Company pays Incentive Compensation of $99,990, its Pre-Tax Earnings (after reduction for Incentive Compensation) will fall below 4% of Sales. Therefore, the Incentive Compensation is reduced to $66,000 (the largest amount which can be paid so that the Company's Pre-Tax Earnings, after reduction for Incentive Compensation, are not less than 4% of Sales). Ninety percent is payable in cash. Ten percent is payable in the Corporation's shares.

                           The shares granted as Incentive Compensation will not be registered under the Securities Act of 1933, as amended, and each stock certificate will bear the following legend or one similar thereto: "The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933. The shares may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act."

                  (c) STOCK OPTIONS. In any year in which the Corporation's Pre-Tax Earnings equal or exceed 4% of Sales, the Corporation shall award stock options to Maier as follows:

                  Pre-Tax Earnings
                  As a Percentage                            Stock Option
                       of Sales                                Available
                       --------                              ------------

                  At least 4%, but less than 5%             12,500 shares
                  At least 5%, but less than 6%             25,000 shares
                  At least 6%                               40,000 shares

         All stock options shall be awarded under the terms of the Stock Option Plan of the Corporation in effect at the time the options are awarded.




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                                                                 Exhibit (10)(f)

                  (d) DISABILITY COMPENSATION. If Maier becomes Disabled during the term of this Agreement, including any renewal terms, and is then employed by the Corporation, the Corporation shall pay Disability Compensation (defined below) to Maier. "DISABILITY" shall mean a condition which entitles Maier to receive benefits under the Corporation's long term disability plan as it exists at the time the determination of Maier's Disability is made.

                           The annual amount of the "DISABILITY COMPENSATION" shall be Seventy-Five Percent (75%) of Maier's Average Compensation at the time he incurs the Disability, reduced by any disability benefits to which Maier is entitled under disability income plans (including insurance funded plans) maintained by the Corporation.

                           "AVERAGE COMPENSATION" means the total compensation, including Incentive Compensation earned by Maier in the three calendar years preceding the year in which the Disability occurs; divided by 3.

                           The Disability Compensation shall be paid to Maier monthly while he is alive, for a period of 120 months, provided that Maier has not willfully violated any of the provisions of this Agreement. Maier's Disability Compensation shall be adjusted on each anniversary of the commencement of payments to reflect Seventy-Five Percent (75%) of the latest annual change in the CPI-U.

         5. RESTRICTIVE COVENANTS. Maier agrees that during the term of this Agreement, or of any renewal thereof, he will not directly or indirectly render any services of an advisory nature or otherwise to, become employed by, or participate in, any business which is competitive with any of the businesses of the Corporation, its subsidiaries or divisions, without the prior written consent of the Corporation; provided, however, that nothing herein shall prohibit Maier from:

                  (a) owning and operating the franchise known as Frisch New Richmond Big Boy, Inc.;

                  (b) Operating or otherwise providing services to any other franchisee of Corporation.

                  (c) owning stock or other securities, or serving as a director or officer of a corporation conducting a business referred to in subparagraph (a);

                  (d) owning stock or other securities of competitors which are sold in a public market and which comprise less than five percent (5%) of the total outstanding stock of such corporation.

         6. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of any Successor of the Corporation and any such Successor shall be deemed substituted for the Corporation under the terms of this Agreement. A "SUCCESSOR" of the Corporation shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the capital stock, assets or business of the Corporation.

         7. CHANGE IN CONTROL. Maier and the Corporation have previously entered into an Agreement granting Maier certain rights in the event of a "Change in Control" of the Corporation (as defined in such Agreement). Maier and the Corporation hereby reaffirm such agreement and confirm that its provisions are in addition to this Agreement and control in the event of a conflict with this Agreement.





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                                                                Exhibit (10)(f)



         IN WITNESS WHEREOF, Frisch's Restaurants, Inc. has caused this Agreement to be executed in its corporate name by Ronald E. Heineman, its Vice President of Human Resources, thereunto duly authorized by its Board of Directors, and Craig F. Maier has hereunto set his hand on the date set forth below.

DATED:  March 31, 2000                         /s/ Craig F. Maier
                                               ----------------------------
                                               Craig F. Maier



                                               FRISCH'S RESTAURANTS, INC.


                                        By:    /s/ Ronald E. Heineman
                                               ----------------------
                                               Ronald E. Heineman
                                               Vice President of Human Resources







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                                                                Exhibit (10)(f)



                        AMENDMENT TO EMPLOYMENT AGREEMENT

         This is an Amendment to the Employment Agreement between Frisch's Restaurants, Inc., ("Corporation"), and Craig F. Maier, ("Maier") which was effective on June 4, 2000. The purpose of this Amendment is to correct the Agreement to conform it with the actual practice of the parties. This Amendment is effective as of June 4, 2000.

                  The term "Sales", as defined in Section 4(b) of the Agreement is corrected as follows:

                  "Sales" shall be the amount of Total Revenue reported to the shareholders in the Corporation's annual report.

                  The term "Pre-Tax Earnings" as defined in Section 4(b) of the Agreement remains unchanged.

         IN WITNESS WHEREOF, Frisch's Restaurants, Inc. has caused this Amendment to be executed in its corporate name by Michael E. Conner, its V.P.H.R., thereunto duly authorized by its Board of Directors, and Craig F. Maier has hereunto set his hand on the date set forth below.

DATED: August 29, 2000                    /s/ Craig F. Maier
       ---------------                    -------------------------------
                                          Craig F. Maier

                                          FRISCH'S RESTAURANTS, INC.

                                      By: /s/ Michael E. Conner
                                          -------------------------------








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